Exhibit 10.3

FOURTH AMENDMENT TO
SENIOR FIRST PRIORITY SECURED PROMISSORY NOTE

This FOURTH AMENDMENT TO SENIOR FIRST PRIORITY SECURED PROMISSORY NOTE (this “Fourth Amendment”) is made as of September 13, 2013 by and between Prospect Global Resources, Inc., a Delaware corporation (“Maker”), and the Karlsson Group, Inc., an Arizona corporation (“Holder”), with respect to the following facts:

RECITALS

WHEREAS, Maker issued to Holder that certain Senior First Priority Secured Promissory Note dated August 1, 2012 (the “Original Note”), whereby the Maker promised to pay to Holder the principal sum of One Hundred Twenty-Five Million Dollars ($125,000,000);

WHEREAS, American West Potash, LLC, a Delaware limited liability company (“AWP”), Prospect Global Resources, Inc., a Nevada corporation (“Prospect Nevada”), Apache County Land & Ranch, LLC, a Nevada limited liability company (“Apache”), Maker and Holder entered into that certain Extension Agreement (the “Extension Agreement”) dated as of April 15, 2013;

WHEREAS, Maker and Holder entered into an Amendment to Senior First Priority Secured Promissory Note dated April 15, 2013 (“First Amendment” and the Original Note as amended thereby and as otherwise amended, restated or modified from time to time, the “Note”);

WHEREAS, AWP, Prospect Nevada, Apache, Maker and Holder entered into that certain Second Extension Agreement dated as of June 26, 2013;

WHEREAS, Maker and Holder entered into a Second Amendment to Senior First Priority Secured Promissory Note dated as of June 26, 2013;

WHEREAS, Maker and Holder entered into a Third Amendment to Senior First Priority Secured Promissory Note dated as of September 9, 2013;

WHEREAS, AWP, Prospect Nevada, Apache, Maker and Holder entered into that certain Third Extension Agreement (the “Third Extension Agreement”) dated as of September 6, 2013; and

WHEREAS, it is a condition to the effectiveness of the Third Extension Agreement that Maker and Holder modify the Note.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Maker and Holder hereby agree as follows:

AGREEMENT

1.                                      Defined Terms.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Note.

2.                                      Amendments.

(a)                                 Amendment to Section 2.2.  Clause (i) of Section 2.2 of the Note is amended and restated to read in its entirety as follows:

“a payment equal to the 2012 453A Amount on or before November 15, 2013.”

(b)                                 Amendment to Section 3.2(c).  Section 3.2(c) of the Note is amended by adding the following sentences at the end thereof:

“Prospect acknowledges that, between April 15, 2013 and September 6, 2013, it had raised in excess of $10,000,000 from one or more Qualified Financings.  Notwithstanding anything herein to the contrary, the ten percent (10%) prepayment requirement set forth in this Section 3.2(c) shall not apply to the first $2,000,000 in Qualified Financings that Prospect Nevada arranges on or after September 6, 2013 and of which it receives the proceeds on or before November 15, 2013 (the “Fall 2013 Qualified Financings”).”

(c)                                  Amendment to Section 5.6.  Section 5.6 of the Note is amended to read in its entirety as follows:

5.6                               “Failure of Parent to Fund Escrow.  Prospect Nevada shall fail, for any reason, to deposit into the escrow account established pursuant to the Escrow Agreement (the “Escrow Account”):  (A) $2,000,000 from the Roth Offering (as defined in the Second Extension Agreement) within two (2) business days of receipt of funds from the Roth Offering; (B) from the proceeds of any Qualified Financing (other than the Roth Offering or the Fall 2013 Qualified Financings), within one (1) business day of receipt of the funds raised in such Qualified Financing, fifty percent (50%) of the proceeds of any Qualified Financing net of third party payments in satisfaction of transaction expenses or fees/commissions in connection with such Qualified Financing in an amount not to exceed the Funding Expense Cap (as defined in that certain Second Extension Agreement dated as of June 26, 2013 among Maker, Holder and the other parties thereto (the “Second Extension Agreement”)); or (C) from the proceeds of the Fall 2013 Qualified Financings, within one (1) business day of receipt of funds from such Qualified Financings, the lesser of (i) $300,000, and (ii) fifty percent (50%) of the proceeds of such Qualified Financings net of third party payments in satisfaction of transaction expenses or fees/commissions in connection with such Qualified Financings in an amount not to exceed the Funding Expense Cap, until such time as deposits aggregating $12,000,000 have been made into the Escrow Account on or after June 26, 2013.”

(d)                                 New Section 5.12.  The following new Section 5.12 is hereby added after Section 5.11 of the Note:

5.12                        “ASLD Payments.  Maker, Apache, Prospect Nevada or Company shall fail to make to the Arizona State Land Department, in full, on or before the date on which such payment is due, any payment which such entity is required to make to such agency.

(e)                                  Amendment to Section 8.7.  Section 8.7 of the Note is hereby amended to read in its entirety as follows:

8.7                               “Successors and Assigns.  This Note shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Maker may not assign its rights or obligations hereunder without the prior written consent of Holder.  Holder may, without the consent of any Person, assign the Note and/or the Loan Documents, in whole or in part, to any Person notwithstanding anything to the contrary in the Loan Documents or the Membership Interest Purchase Agreement dated as of May 30, 2012, including, without limitation, the confidentiality and covenant not to compete undertakings contained therein, and Holder (or any shareholder, director, agent, employee or officer of Holder) may actively solicit purchasers of the Note, as more fully set forth in Section 20 of the Third Extension Agreement.  Maker agrees that, for purposes of this Agreement, an “assignment” shall be deemed to include, but not be limited to, a sale, a contribution to a new or existing entity (including, but not limited to, a joint venture of which Holder or any affiliate of Holder is a member) or an exchange with any such entity, or any other transfer for any medium of value, including, without limitation, equity securities, royalty interests, property rights or any form of contingent consideration and notwithstanding whether such assignment is effected in a private sale or under judicial supervision.  Notwithstanding the generality of the foregoing, it shall be a condition precedent to any assignment of this Note as a result of which there will be multiple simultaneous holders of the Note and/or the related rights under the Loan Documents that such holders shall have put in place, between or among themselves, a written agreement (an “Agency Agreement”), which includes agency provisions pursuant to the terms of which a single administrative agent (the “Administrative Agent”) is appointed, with which Maker and its affiliates will solely interface with respect to all rights and obligations under the Note and the Loan Documents, and to which Maker and its affiliates will remit all payments hereunder, and which Agency Agreement will provide for the Administrative Agent to provide Maker with a copy of the Agency Agreement, and any amendments thereto, upon execution of the same.”

3.                                      Miscellaneous.

(a)                                 No Other Amendment.  Except as expressly amended in this Fourth Amendment, all provisions of the Note shall remain in full force and effect, and the parties thereto and hereto shall continue to have all their rights and remedies under the Note.  In the event of a conflict between the terms and provisions of this Fourth Amendment and the terms and conditions of the Note, the provisions of this Fourth Amendment shall govern.

(b)                                 Relation to Note.  This Fourth Amendment constitutes an integral part of the Note.  Upon the effectiveness of this Fourth Amendment, each reference in the Note to “this Promissory Note,” “hereunder,” “hereof,” or words of like import referring to the Note, shall mean and be a reference to the Note as amended hereby.

(c)                                  Successors and Assigns.  This Fourth Amendment shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns except as otherwise provided herein.

(d)                                 Counterparts.  This Fourth Amendment may be executed by the parties hereto on any number of separate counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed and delivered as of the date first above written.

MAKER:

PROSPECT GLOBAL RESOURCES, INC.,
a Delaware corporation

		By:	/s/ Damon Barber
Name: Damon Barber
Title: President, CEO and Secretary

ACKNOWLEDGED AND AGREED TO
EFFECTIVE AS OF SEPTEMBER 13, 2013:

THE KARLSSON GROUP, INC.,
an Arizona corporation

By:	/s/ Anders Karlsson
Name: Anders Karlsson
Title: President